As filed with the Securities and Exchange Commission on November 2, 2012

Registration No. 333-184209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Product Partners L.P.

(as Specified in Its Charter)

4412

(Primary Standard Industrial

Classification of Code Number)

Republic of The Marshall Islands	3 Iassonos Street Piraeus, 18537 Greece Telephone: +30 210 458 4950	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of registrant’s principal executive offices)	(IRS Employer Identification Number)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

Telephone: 212 894 8400

(Name, address and telephone

number of agent for service)

With copies to:

Jay Clayton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per unit (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (2)
Common units	12,122,221	$8.20	$99,402,212.20	$13,558.46 *

(1)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per unit and aggregate offering price are based on the average of the high and low sale prices of the registrant’s common units on September 27, 2012, as reported on the Nasdaq Global Market.
(3)	The proposed maximum offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time of, the sale by such selling unitholders of the securities registered hereunder.
*	Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Act”) or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-3 amends the description of Exhibit 1.2 in Item 9. There are no other changes to this Registration Statement from the Registration Statement on Form F-3 filed with the SEC on October 1, 2012, as amended by Amendment No. 1 filed with the SEC on October 19, 2012.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

CPLP is a Marshall Islands limited partnership. Under the Marshall Islands Limited Partnership Act (“MILPA”), a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The Partnership Agreement provides that to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, the general partner, CPLP’s board or directors and any other person the CPLP board of directors decides, shall be indemnified and held harmless by CPLP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person may be involved, or is threatened to be involved, as a party or otherwise, provided, however, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful; and, provided further, that indemnification shall be available to the general partner or its affiliates only for obligations incurred on behalf of CPLP.

Under the Partnership Agreement, each CPLP director is reimbursed for out-of-pocket expenses in connection with attending meetings of the CPLP board of directors or committees and is fully indemnified by CPLP for actions associated with being a director to the fullest extent permitted under Marshall Islands law, provided that indemnification is not available where there has been a final, non-appealable judgment entered by a court of competent jurisdiction that the director acted in bad faith or engaged in fraud or willful misconduct.

CPLP currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description

1.1	Form of Purchase Agreement*

1.2	Form of Underwriting Agreement*

4.1	Amendment, dated as of September 30, 2011, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (1)

4.2	Second Amendment, dated as of May 22, 2012, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (2)

4.3	First Amended and Restated Omnibus Agreement, by and among Capital Maritime & Trading Corp., Capital GP L.L.C., Capital Product Operating L.L.C. and Capital Product Partners L.P., dated as of September 30, 2011(1)

5.1	Opinion of Watson, Farley & Williams (New York) LLP as to the legality of the securities being registered**

8.1	Opinion of Sullivan & Cromwell LLP relating to tax matters**

8.2	Opinion of Watson, Farley & Williams (New York) LLP relating to tax matters**

21.1	List of Subsidiaries of Capital Product Partners L.P.**

23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.**

23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.**

23.3	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibits 5.1 and 8.2)**

23.4	Consent of Sullivan & Cromwell LLP (contained in Exhibit 8.1)**

24.1	Power of Attorney**

*	To be filed as an amendment.
**	Previously filed.
(1)	Previously furnished on September 30, 2011, as an exhibit to the registrant’s Current Report on Form 6-K.
(2)	Previously furnished on May 23, 2012, as an exhibit to the registrant’s Current Report on Form 6-K.

Item 10. Undertakings.

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

8. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 2nd day of November, 2012.

CAPITAL PRODUCT PARTNERS L.P.,

By: Capital GP L.L.C., its general partner

/s/ Ioannis E. Lazaridis
Name:	Ioannis E. Lazaridis
Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ioannis E. Lazaridis Ioannis E. Lazaridis	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer) of Capital GP L.L.C. and Director	November 2, 2012

* Evangelos M. Marinakis	Director and Chairman of the Board	November 2, 2012

* Keith Forman	Director	November 2, 2012

* Nikolaos Syntychakis	Director	November 2, 2012

* Pierre de Demandolx-Dedons	Director	November 2, 2012

* Abel Rasterhoff	Director	November 2, 2012

* Dimitris Christacopoulos	Director	November 2, 2012

* Evangelos G. Bairactaris	Director and Secretary	November 2, 2012

/s/ Ioannis E. Lazaridis *By Ioannis E. Lazaridis as attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Product Partners L.P. in the United States, has signed the Registration Statement in the City of New York, State of New York on the 2nd day of November, 2012.

CORPORATION SERVICE COMPANY

By:	/s/ David W. Nickelsen
Name:	David W. Nickelsen
Title:	Assistant Vice-President